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                                                                    Exhibit 10.1




                             COMPENSATION AGREEMENT
                             ----------------------




     This Compensation Agreement (the "Agreement") is entered into as of, July 31, 1999, by and between FieldWorks, Incorporated, a Minnesota corporation (the "Company"), and David C. Malmberg.

     WHEREAS, effective July 31, 1999, Mr. Malmberg intends to resign as Chief Executive Officer of the Company and to turn over those responsibilities to Mr. David Mell.

     NOW, THEREFORE, in recognition of the contribution he has made as Chief Executive Officer and as a retainer for him to remain available on a limited basis to consult with management, the Company and Mr. Malmberg agree to the following compensation for Mr. Malmberg:

     1.   Payment of $100,000 payable by the Company as follows:

               a.) $25,000 payable $10,000 on 12/31/99 and equal monthly installments of $5,000 for the period 1/1/00 through 3/31/00.

               b.) $75,000 payable in equal monthly payments of $2,083.34 for the period 1/1/00 through 12/31/02.

     2. Purchase by the Company of a $1,000,000 split-dollar life insurance policy on Mr. Malmberg's life at available standard rates, whose benefit will be directed to Mr. Malmberg's estate. Purchase of the policy is contingent upon closing on subordinated notes by October 15, 1999.


     3. Non-Incentive stock option grant of 140,000 shares with an exercise price equal to $1.25, the closing price per share on July 30, 1999. These options are granted under the 1994 Long-Term Incentive Stock Option Plan, will have a term of 7 years and will vest 100% immediately upon grant.

     4. Non-Incentive Stock Option grant of 10,000 shares under the 1996 Director's Option Plan. These options are granted upon re-election to the Board of Directors at the 1999 Annual Shareholders Meeting. These options will have an exercise price of $2.188, the closing price on the date of the meeting, will vest 100% on 11/18/99 and will have a term of 10 years.

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IN WITNESS WHEREOF, the Compensation Committee of the Board of Directors of the
Company and Mr. Malmberg have executed this Agreement as of the date set forth in the first paragraph.


                                        FieldWorks, Incorporated




By  /s/ David C. Malmberg               By   /s/ James A. Bernards
    ----------------------------             -----------------------------
    David C. Malmberg                        James A. Bernards
                                             Director


                                        By   /s/ Richard J. York
                                             -----------------------------
                                             Richard J. York
                                             Director



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